UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): September 1, 2017

Trinseo S.A.

(Exact name of registrant as specified in its charter)

Luxembourg	N/A
(State or other jurisdiction of incorporation)	(I.R.S. Employer Identification Number)

001-36473

(Commission

File Number)

1000 Chesterbrook Boulevard, Suite 300 Berwyn, Pennsylvania	19312
(Address of principal executive offices)	(Zip Code)

(610) 240-3200

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01           Entry into a Material Definitive Agreement

Credit Agreement

On September 6, 2017, Trinseo Materials Operating S.C.A. and Trinseo Materials Finance, Inc. (the “Borrowers” or “Issuers”), together with Trinseo Holdings S.à r.l., and Trinseo Materials S.à r.l., each wholly-owned subsidiaries of Trinseo S.A. (the “Company”), entered into a senior secured credit agreement (the “Credit Agreement”) with Deutsche Bank AG New York Branch, as administrative agent, collateral agent L/C issuer and swing line lender, Citigroup Global Markets Inc., as syndication agent, and the lenders from time to time party thereto, that provides senior secured term loan financing of up to $700.0 million (the “Senior Credit Facility”).

General. The Senior Credit Facility provides for senior secured financing consisting of a (i) $375.0 revolving credit facility, with a $25.0 million swingline subfacility and a $35.0 million letter of credit subfacility (the “Revolving Facility”) and (ii) $700.0 million senior secured term loan B facility (the “Term Loan”). The Borrowers may request incremental revolving credit commitments or term loans up to an amount equal to (x) $375.0 million plus (y) the amount of incremental revolving credit commitments or term loans such that the first lien net leverage ratio, in the case of first lien indebtedness, and the secured net leverage ratio, in the case of junior lien indebtedness, would be no greater than 2.00 to 1.00, subject to certain conditions and receipt of commitments by existing or additional financial institutions and institutional lenders. All borrowings under the Senior Credit Facility are subject to the satisfaction of usual and customary conditions, including the absence of a default and the accuracy of the representations and warranties.

Interest Rate and Fees. Loans under the Revolving Facility, at our option, may be maintained from time to time as (a) LIBO rate loans, which bear interest at a rate per annum equal to the LIBO rate plus the Applicable Margin (as defined in the Credit Agreement), or (b) base rate loans which shall bear interest at a rate per annum equal to the Base Rate plus the Applicable Margin. “LIBO rate” is defined as the London interbank offered rate for U.S. dollars, adjusted for customary Eurodollar reserve requirements, if any; provided, that such LIBO rate may not be less than 0.00% per annum with respect to amounts outstanding under the Term Loan. “Base Rate” is defined as the higher of (x) the federal funds rate plus 1/2 of 1.00%, (y) the rate in effect as publically announced by Deutsche Bank AG New York Branch, as its “prime rate” and (z) the LIBO rate plus 1.00%; provided that in no event will the Base Rate be less than 2.00% per annum for all Term B Loans maintained as Base Rate Loans. The Applicable Margin applied to borrowings under the Revolving Facility may be subject to one step-down based on the Borrowers’ total net leverage ratio. On the last day of each calendar quarter we will be required to pay a commitment fee in respect of any unused commitments under the Revolving Facility equal to 0.375% per annum. The commitment fee may be subject to one step-down based on the Borrowers’ total net leverage ratio.

Collateral; Guarantees. The Senior Credit Facility is collateralized by a security interest in substantially all of the assets of Trinseo Materials Operating S.C.A., as lead borrower, Trinseo Materials Finance, Inc., as co-borrower, and the guarantors thereunder including Trinseo Materials S.à r.l., certain U.S. subsidiaries and certain foreign subsidiaries organized in Luxembourg, The Netherlands, Hong Kong, Singapore, Ireland, Germany and Switzerland.

Maturity and Amortization. The Revolving Facility has a maturity date of five years and the Term Loan has a maturity date of seven years. Loans made pursuant to the Revolving Facility must be repaid in full on or prior to its maturity date. The Term Loan requires scheduled quarterly payments in amounts equal to 0.25% of the original principal amount of the Term Loan with the balance paid at maturity.

Covenants. The Senior Credit Facility requires the Borrowers and their restricted subsidiaries to comply with customary affirmative, negative and financial covenants. Set forth below is a brief description of each.

Restrictive Covenants. The Senior Credit Facility contains covenants that, subject to certain exceptions, limit the Borrowers ability and the ability of their restricted subsidiaries to, among other things: incur liens; make certain loans and investments; incur additional debt (including guarantees or other contingent obligations); merge, consolidate liquidate or dissolve; transfer or sell assets; pay dividends and other distributions to shareholders or make certain other restricted payments; enter into transactions with affiliates; restrict any restricted subsidiary from paying dividends or making other distributions or agree to certain negative pledge clauses; materially alter the business they conduct; prepay certain other indebtedness and amend certain material documents; and change their fiscal year.

Financial Covenants. The Revolving Facility contains a financial covenant that requires compliance with a springing first lien net leverage ratio test. If the outstanding balance under the Revolving Facility exceeds 30% of the $375.0 million borrowing capacity (excluding undrawn letters of credit up to $10.0 million and cash collateralized letters of credit) at a quarter end, then the Borrowers’ first lien net leverage ratio may not exceed 2.00 to 1.00. If the Borrowers fail to comply with this covenant and their noncompliance is not waived by the required lenders under the Revolving Facility, an event of default would occur.

Events of Default. The Senior Credit Facility provides for customary events of default, including: (i) nonpayment of any principal, interest or fees (subject to applicable grace periods), (ii) failure to perform or observe any covenants (subject to applicable grace periods), (iii) material inaccuracy of representations or warranties, (iv) cross default and cross acceleration to indebtedness subject to a threshold amount, (v) certain bankruptcy events, (vi) judgments subject to a threshold amount not covered by insurance or indemnity, (vii) invalidity of the definitive agreement for the Senior Credit Facility or any related security or guaranty document, (viii) a change of control, (ix) ERISA liabilities which result in a material adverse effect, and (x) invalidity of any material portion of the security interest in assets securing the Senior Credit Facility. Upon an event of default and absent a waiver or an amendment from the requisite lenders, the administrative agent may terminate commitments and accelerate payment of all outstanding borrowings under the Revolving Facility and Term Loan, subject to any applicable cure period.

The foregoing description of the Credit Agreement is qualified in its entirety by reference to the complete terms and conditions of the Credit Agreement, a copy of which is filed herewith as Exhibit 10.1, and is incorporated herein by reference.

Cross-Currency Swap

On September 6, 2017, Trinseo Materials Operating S.C.A. entered into U.S. dollar to Euro cross-currency swaps with each of Citibank N.A., New York; Barclay Bank PLC (London Head Office); Deutsche Bank AG; and HSBC Bank USA, National Association with an aggregate notional value of $500 million. Under the swap, Trinseo Materials Operating S.C.A. has notionally exchanged $500 million at an interest rate of 5.375% for €420 million at 3.45% for approximately five years.  The exchange rate was executed at an exchange rate of 1.1910 U.S. Dollars per Euro.

The cash flows under these swap arrangements are aligned with the Company’s principal and interest obligations on its outstanding senior notes offering of $500 million, due 2025, with a fixed annual interest rate of 5.375% paid semi-annually. The final maturity of these swap arrangements is November 3, 2022.

The foregoing description of the cross-currency swaps is qualified in its entirety by reference to the terms and conditions of the form of the cross-currency rate swap transaction confirmation, a copy of which is filed herewith as Exhibit 10.2, and is incorporated herein by reference.

* * *

The Company expects the aggregate interest savings from the refinancing and cross-currency swap to be approximately $25 million annually at current LIBOR rates. In closing the refinance transaction, the Company used $130.0 million in cash from operations to pay call premium, debt principal, fees, and accrual interest related to this transaction.

This current report on Form 8-K contains “forward-looking statements” within the meaning of the federal securities laws, which involve risks and uncertainties. You can identify forward-looking statements because they contain words such as “believes,” “expects,” “may,” “will,” “should,” “seeks,” “approximately,” “intends,” “plans,” “estimates,” or “anticipates” or similar expressions that concern our strategy, plans or intentions. These forward-looking statements involve a number of risks, uncertainties, and other factors including potential changes in market conditions that could cause actual results to differ materially from those expressed or implied by such statement. We caution investors not to place undue reliance on these forward-looking statements. You are encouraged to read our filings with the SEC, available at www.sec.gov, for a discussion of these and other risks and uncertainties that the Company faces.

Item 1.02           Termination of a Material Definitive Agreement

On September 6, 2017, the Issuers irrevocably deposited with the trustee, Wilmington Trust, National Association, under the indenture governing the Issuers’ (i) Euro-denominated 6.375% Senior Notes due 2022 in the aggregate principal amount of €375,000,000 (the “Euro Notes”) and (ii) U.S. Dollar-denominated 6.750% Senior Notes due 2022 in the aggregate principal amount of $300,000,000 (the “Dollar Notes,” and together with the Euro Notes, the “Notes”), approximately $817.0 million to fund the redemption on September 7, 2016 (the “Redemption Date”) of the Notes in accordance with the indenture governing the Notes, thereby effecting a satisfaction and discharge of such indenture. The redemption price in respect of the aggregate principal amount of €375,000,000 on the Euro Notes and the $300,000,000 in aggregate principal amount of the Dollar Notes was equal to for each 100% of such amount plus accrued and unpaid interest to, but excluding, the Redemption Date and the redemption price in respect of the balance of the outstanding aggregate principal amount was approximately 107.46% of such amount for the Euro Notes and 106.57% for the Dollar Notes, plus accrued and unpaid interest to, but excluding, the Redemption Date.

In addition, upon the completion of the refinancing transactions described under Item 1.01, the Company terminated its Credit Agreement dated May 5, 2015 and as amended on July 3, 2015 and June 9, 2017, among certain subsidiaries of the Company, Deutsche Bank AG New York Branch, as administrative agent, collateral agent L/C issuer and swing line lender, and the Lenders party thereto. No amounts remain payable under the 2015 Credit Agreement.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 1.01 above is incorporated herein by reference.

Item 9.01           Financial Statements and Exhibits

(d) Exhibits.

Exhibit No.	Description

10.1

Credit Agreement among Trinseo Materials Operating S.C.A., Trinseo Materials Finance, Inc. together with Trinseo Holdings S.à r.l., and Trinseo Materials S.à r.l. Deutsche Bank AG New York Branch, as administrative agent, collateral agent L/C issuer and swing line lender, Citigroup Global Markets Inc., as syndication agent, and the lenders from time to time party thereto, dated as of September 6, 2017

10.2	Form of Cross-Currency Rate Swap Transaction Confirmation

EXHIBIT INDEX

Exhibit No.	Description

10.1

Credit Agreement among Trinseo Materials Operating S.C.A., Trinseo Materials Finance, Inc. together with Trinseo Holdings S.à r.l., and Trinseo Materials S.à r.l. Deutsche Bank AG New York Branch, as administrative agent, collateral agent L/C issuer and swing line lender, Citigroup Global Markets Inc., as syndication agent, and the lenders from time to time party thereto, dated as of September 6, 2017

10.2	Form of Cross-Currency Rate Swap Transaction Confirmation

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Trinseo S.A.

	By:	/s/ Barry J. Niziolek
Name: Barry J. Niziolek
Title: Executive Vice President & Chief Financial Officer

Date: September 7, 2017